UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 22, 2015

MERU NETWORKS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34659	26-0049840
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

894 Ross Drive Sunnyvale, California		94089
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 215-5300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 22, 2015, Meru Networks, Inc. (“Meru”) entered into a Credit Agreement (the “Agreement”) with Opus Bank (“Opus”) as lender. The Agreement provides for loans of up to $15.0 million, of which $9.0 million consists of a term loan (the “Term Loan”) and $6.0 million represents a line of credit (the “Line of Credit”).

The Term Loan and Line of Credit bear interest at a fluctuating rate per annum equal to the higher of (a) the rate of interest in effect for such day as publicly announced from time to time by the Wall Street Journal as its “prime rate” (or the average prime rate if a high and a low prime rate are therein reported) plus 3.50%, and (b) 5.75%. The Term Loan is to be repaid monthly in thirty (30) equal installments of $300,000 commencing November 1, 2015, subject to acceleration upon certain specified events of defaults. Interest on the Line of Credit is payable monthly in arrears.

Meru is required to pay to Opus a facility fee equal to 0.50% per annum on the daily average unused amount of the Line of Credit, computed on a quarterly basis in arrears on the last day of each calendar quarter.

Meru’s obligations under the Agreement are secured by all of Meru’s assets, including the stock of each of Meru’s subsidiaries.

The Agreement contains representations and warranties of the borrower, as well as affirmative and negative covenants customary for loan agreements of this size and nature. The Agreement also contains financial covenants requiring Meru to meet ongoing quarterly and annual revenue thresholds, and to maintain a liquidity ratio of cash plus eligible accounts receivable to outstanding principal under the Agreement of not less than 1.1 to 1.0 at all times.

In addition, pursuant to the Agreement, Meru agreed to issue Opus a warrant (the “Warrant”) to purchase 567,145 shares of Meru’s common stock, par value $0.0005 per share, at a price per share of $1.32. The Warrant may be exercised for cash or net exercised in accordance with the terms of the Warrant. The Warrant will expire on May 22, 2020.

If Meru proposes to register any shares of its common stock, subject to certain exceptions, the Warrant holder will be entitled to notice of the registration and to include the registerable shares underlying the Warrant in the registration. The underwriters of any underwritten offering have the right to limit the number of shares registered for marketing reasons, subject to certain limitations. In addition, the Warrant holder may request in writing that Meru effect a registration on Form S-3 as soon as practicable, and in any event within 45 days, after the date following (i) the issuance of all shares issuable under the Warrant and (ii) receipt of a written request by the Warrant holder to register the registrable securities.

Item 1.02 Termination of a Material Definitive Agreement.

On May 26, 2015, Meru repaid all amounts outstanding under the Loan and Security Agreement (the “Loan Agreement”), dated as of June 6, 2012, with Venture Lending and Leasing IV, Inc (“VLL”). The aggregate principal amount of the term loan was $12.0 million, and the Company paid $3.1 million to pay off all obligations owing under, and to terminate, the Loan Agreement, consisting of $1.1 million as repayment of the outstanding balance under the term loan and $2.0 million as consideration for the success bonus specified therein.

The Loan Agreement was replaced by the Term Loan and Line of Credit with Opus described in “Item 1.01. Entry Into a Material Definitive Agreement” of this Current Report on Form 8-K, and was terminated in accordance with its terms and conditions. In connection with the termination of the Loan Agreement, all of VLL’s security interests in the security were removed.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information in “Item 1.01. Entry Into a Material Definitive Agreement” of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information in “Item 1.01. Entry Into a Material Definitive Agreement” of this Current Report on Form 8-K describing the Warrants is incorporated by reference into this Item 3.02.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit Title or Description

99.1	Press release dated May 26, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERU NETWORKS, INC.

Date: May 26, 2015	By:	/s/ Mark Liu
		Name:	Mark Liu
		Title:	General Counsel

EXHIBIT INDEX

Exhibit No.	Exhibit Title or Description

99.1	Press release dated May 26, 2015.